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EXHIBIT 99.1

                     [STEVEN MYERS & ASSOCIATES LETTERHEAD]

NEWS RELEASE

Contact:       Ron Hunn
               Steven Myers & Associates
               (949) 975-1550

SM&A SIGNS DEFINITIVE AGREEMENT TO ACQUIRE DECISION-SCIENCE
APPLICATIONS, INC.

NEWPORT BEACH, Calif., July 22, 1998 -- Steven Myers & Associates (NASDAQ: WINS) announced today that it has executed a merger agreement to acquire Decision-Science Applications, Inc. (DSA) for $30.9 million in a stock for stock and cash exchange merger.

DSA, founded in 1977, is expected to generate sales of approximately $42 million in calendar year 1998. The sale, which is contingent on verification of certain representations and warranties and DSA shareholder approval, is expected to be concluded on or about mid August. DSA's corporate headquarters are in Arlington, VA, and has other major operations in Colorado Springs, CO, San Antonio, TX, and Rome, NY.

"The addition of more than 230 exceptional scientists, systems engineering and information technology experts of DSA provides the resources necessary to fuel our growing technical services business. Further, DSA brings to SM&A new clients that will ultimately provide additional expansion opportunities in our proposal management and consulting services," said Steve Myers, chairman and chief executive officer of SM&A.

Add Steve Myers: "The combination of DSA with our recent acquisition of Space Applications Corporation provides exceptional technical and management strength to our rapidly growing high-end contract support services. SM&A's total head count, with DSA, is now approaching 650 highly talented and well educated employees versus entering 1998 at 160 employees."

SM&A is the largest proposal management company in the United States. SM&A also provides systems engineering, program integration and information technology services to aerospace, communications and engineering companies.

Statements herein concerning the company's growth and strategies may include forward-looking statements, and the company's actual results may differ materially from those suggested as a result of various factors, including, without limitation, the company's ability to recruit and retain qualified technical personnel; identify, acquire and integrate suitable acquisition candidates; obtain sufficient working capital to support such growth; and compete successfully with existing and future competitors. Interested parties should refer to the disclosures set forth under the caption "Risk Factors" and elsewhere in the company's prospectus dated Jan. 28, 1998, for additional information regarding risks affecting the company's financial condition and results of operations.

www.smawins.com SOURCE Steven Myers & Associates